Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA — JANUARY 6, 2006
SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF
          Skyline Corporation’s net earnings for the second quarter of its fiscal 2006 year were $4,505,000 compared to $1,882,000 for the second quarter of fiscal 2005. On a per share basis, net earnings for the quarter which ended November 30, 2005 were $0.54 versus $0.22 for a year ago.
          For the first half of fiscal 2006, net earnings were $6,849,000 compared to $2,688,000 for a year ago. Net earnings per share for the first half of fiscal 2006 were $0.82, which includes a gain on the sale of vacant land of $0.03, versus $0.32 for the first half of fiscal 2005.
          Sales for Skyline’s fiscal 2006 second quarter were $136,487,000 compared to $121,031,000 for the second quarter of fiscal 2005. For the first six months of fiscal 2006, sales were $254,833,000 versus $238,598,000 for fiscal 2005.
          For Skyline’s manufactured housing group, sales for the second quarter of fiscal 2006 were $103,371,000 compared to $92,057,000 for the second quarter of fiscal 2005. For the first six months of fiscal 2006, sales by the manufactured housing group were $195,807,000 versus the $177,075,000 recorded for the first six months of fiscal 2005.
          For the recreational vehicle (RV) group, sales amounted to $33,116,000 for fiscal 2006’s second quarter compared to $28,974,000 for the second quarter of fiscal 2005. For the first six months of fiscal 2006, sales by the RV group were $59,026,000 versus $61,523,000 for the same period a year ago.
          As Skyline begins its third quarter, historically the slowest period in its fiscal year, the company continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength should help the company meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005			2004
Sales	$136,487	$121,031		$254,833		$238,598

Earnings before income taxes	7,401	3,152		11,122		4,498
Provision for income taxes	2,896	1,270		4,273		1,810

Net earnings	$4,505	$1,882		$6,849		$2,688

Basic earnings per share	$.54	$.22	$	. 82	(A)	$.32

Number of weighted average common shares outstanding	8,391,244	8,391,244		8,391,244		8,391,244

(A)	Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 30, (Unaudited)

	2005	2004
ASSETS

Cash and temporary investments	$155,057	$147,469
Accounts receivable	28,590	25,769
Inventories	10,981	10,279
Other current assets	8,285	7,668

Total Current Assets	202,913	191,185
Property, Plant and Equipment, net	34,438	37,158
Other Assets	9,642	8,916

	$246,993	$237,259

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$10,334	$8,158
Accrued liabilities	32,726	28,533

Total Current Liabilities	43,060	36,691
Other Deferred Liabilities	10,601	10,808

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	253,836	250,264
Treasury stock, at cost, 2,825,900 shares in 2005 and 2004	(65,744)	(65,744)

Total Shareholders’ Equity	193,332	189,760

	$246,993	$237,259